                                 MONARCH BANCORP

                             30000 Town Center Drive
                        Laguna Niguel, California  92677
                                 (714) 495 3300

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 16, 1996

                                  INTRODUCTION

TO THE SHAREHOLDERS OF MONARCH BANCORP:

NOTICE IS HEREBY GIVEN that, pursuant to the call of its Board of Directors, the Annual Meeting of Shareholders (the "Meeting") of Monarch Bancorp (the "Company") will be held at South Coast Medical Center, 31872 Pacific Coast Highway, Laguna Beach, California, on Tuesday, July 16, 1996 at 7:00 p.m., and at any and all adjournments thereof.

The matters to be considered and voted upon at the Meeting will include:

     1.   ELECTION OF DIRECTORS.   Election of the following nine (9)
          individuals to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified:

               Rice E. Brown
               E. Lynn Caswell
               Raymond B. Cox
               Alfred H. Jannard
               Cheryl Moore
               Margaret A. Redmond
               Henry E. Schielein
               John W. Rose
               David C. Wooten

     2. APPROVAL OF A "QUASI-REORGANIZATION" OF THE COMPANY. To consider and vote upon a proposal for a corporate readjustment that eliminates the accumulated deficit from past unprofitable operations using accounting standards that allow for a "quasi-reorganization", as described in this Proxy Statement.

     3. APPROVAL OF AMENDMENTS TO MONARCH BANCORP 1993 STOCK OPTION PLAN. To approve proposed amendments to the Company's 1993 Stock Option Plan that would (i) increase the number of shares subject to the Plan to 10% of the issued and outstanding shares of the Company following the Company's acquisition of Western Bank and the issuance of additional shares, (ii) allow the exercise of options by surrendering a portion of the option being exercised and applying the appreciated value of the shares being surrendered to payment of the exercised price, and (iii) remove certain termination provisions relating to options granted to consultants, business associates and others with important business relationships with the Company, in each case as described in this Proxy Statement and subject to any necessary changes required by any regulatory agency.

     4.   OTHER BUSINESS.   Transacting such other business as may properly come
          before the Meeting, and any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on May 31, 1996 as the record date for determination of shareholders entitled to notice of, and to vote at, the Meeting or any adjournment thereof.

The Bylaws (as amended by the Board of Directors on April 23, 1986) of the Company set forth the following procedures for nominations to the Board of
Directors:

Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of voting stock of the Corporation entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be delivered or mailed to the President of the Corporation not less than 30 days nor more than 60 days prior to any meeting of stockholders called for the election of directors; provided, however, that if less than 30 days notice of the meeting is given to shareholders, such notice of intention to nominate shall be mailed or delivered to the President of the Corporation not later than the close of business on the seventh day following the day on which the notice of the meeting is sent to shareholders. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Corporation owned by the notifying shareholder. Nominations not made in accordance herewith shall be disregarded by the Chairman of the meeting, and the Inspector of Election shall then disregard all votes cast for each such nominee.


                         By Order of the Board of Directors



                         E. Lynn Caswell
                         President and
                         Chief Executive Officer


May 31,  1996

                                 MONARCH BANCORP

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                  JULY 16, 1996

                                  INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of Proxies for use at the 1996 Annual Meeting of Shareholders (the "Meeting") of Monarch Bancorp (the "Company") to be held at South Coast Medical Center, 31872 Pacific Coast Highway, Laguna Beach, California, on Tuesday, July 16, 1996 at 7:00 p.m., and at any and all adjournments thereof.

It is expected that this Proxy Statement and accompanying Notice and Proxy will be mailed to shareholders on or about June 19, 1996.

REVOCABILITY OF PROXIES

A Proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such proxy has the right to revoke it at any time before it is exercised by filing with the Company an instrument revoking it or by filing a duly-executed Proxy bearing a later date. In addition, the powers of the proxy holders will be revoked if the person executing the Proxy is present at the Meeting and elects to vote in person. Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the proxy holders in accordance with the instruction on the Proxy.

IF NO INSTRUCTION IS SPECIFIED WITH REGARD TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT AND IN FAVOR OF SUCH MATTER.

PERSONS MAKING THE SOLICITATION

This solicitation of Proxies is being made by the Board of Directors of the Company. The expense of preparing, assembling, printing, and mailing this Proxy Statement and the material used in the solicitation of proxies for the Meeting will be borne by the Company. It is contemplated that proxies will be solicited principally through the use of mail, but officers, directors, and employees of the Company may solicit proxies personally or by telephone, without receiving special compensation therefor. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses, and other custodians, nominees and fiduciaries for the reasonable expense in forwarding these proxy materials to their principals. In addition, the Company may utilize the services of individuals or companies not regularly employed by the Company in connection with the solicitation of proxies if Management of the Company determines that this is advisable.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

There were issued and outstanding 8,228,436 shares of the Company's common stock on May 31, 1996, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting (the "Record Date"). Each holder of common stock will be entitled to one vote, in person or by the proxy, for each share of common stock standing in his or her name on the books of the Company as of the Record Date on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, the shares may be voted cumulatively if a candidate's or candidates' name(s) have been properly placed in nomination prior to the voting and a shareholder present at the meeting has given notice of his or her intention to vote his or her shares cumulatively. If a shareholder has given such notice, then all shareholders entitled to vote for the election of directors may cumulate their votes. Cumulative voting entitles a shareholder to give one or more nominees as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she sees fit. In the election of directors, nine (9) receiving the highest number of votes will be elected.

The following table lists any known shareholders with a beneficial ownership of five percent of the Company's common stock as of April 31, 1996. All shares are common stock, the only class of security outstanding.

                                                  AMOUNT AND NATURE OF
  NAME AND ADDRESS OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP      PERCENT OF  CLASS
  ------------------------------------            --------------------      -----------------
Basswood Partners(1)                                     530,000                   6.44%
Paramus, NJ 07652

Mutual Discovery Fund(2)                                 800,000                   9.72%
Short Hills, NJ 07078

Peter Huizenga Testamentary Trust(3)                     800,000                   9.72%
Huizenga Capital Management Oak Brook, IL 60521

NB Bank Partners II                                      592,000                   7.20%
Chicago, IL  60611

Rainbow Partners, Keefe Managers, Inc.                   800,000                   9.72%
New York, NY

Robert A. Schoellhorn                                    750,000                   9.11%
c/o Bryan & Gross Northbrook, IL 60062

All nine (9) directors as a group(4)                     552,627                   6.55%

(1) Company shares owned by Basswood Partners are held in affiliated entities as follows: 462,147 share are beneficially owned by Basswood Financial Partners, LP. and 67,853 shares beneficially owned by Basswood International Fund, Inc.

(2) Company shares owned are held in entities as follows: 530,000 Launch & Co., Mutual Discovery Fund and 270,000 Mutual Discovery Fund, Mutual Series Fund Inc.

(3) Company shares of Peter Huizenga are held in affiliated entities as follows: 400,000 shares beneficially owned by Peter H. Huizenga Huizenga Capital Management, and 400,000 shares beneficially owned by the Peter Huizenga Testamentary Trust.

(4) Beneficial ownership for the Directors includes their beneficial ownership in stock options which are exercisable within 60 days.

                       PROPOSAL 1:  ELECTION OF DIRECTORS

At the Annual Meeting, nine (9) persons are to be elected to the Board of Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified.

The Bylaws of the Company provide that the authorized number of directors shall not be less than seven (7) nor more than thirteen (13) with the exact number of directors to be fixed from time to time by resolution of majority of the full Board of Directors or by resolution of the shareholders. The number of directors to be elected at the Annual Meeting has been fixed at nine (9).

A shareholder may withhold authority for the proxy holders to vote for the nominees identified below by so indicating in the enclosed Proxy. Further, a shareholder may withhold authority for the proxy holders to vote for any individual nominee by writing that nominee's name in the appropriate space provided on the Proxy. Unless authority to vote for the nominees is so withheld, the proxy holders will vote the proxies received by them for the election of the nominees identified below as directors of the Company. If any of the nominees should be unable to or declines to serve, which is not now anticipated, the proxy holders shall have discretionary authority to vote for a substitute who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all of the proxies received by them for the election of the nominees identified below as directors of the Company.

Each person who was a director, executive officer, or beneficial owner of more than ten percent of any class of equity securities pursuant to Section 12 of the Securities Exchange Act of 1934 has represented, in writing, to the Company that they have disclosed on a Form 3 or Form 4 on a timely basis all reports required by Section 16 during the most recent fiscal year.

PROPOSED ACQUISITION OF WESTERN BANK

On March 21, 1996, the Company entered into an Agreement and Plan of Reorganization to acquire all of the issued and outstanding shares of Western Bank, a California state chartered commercial bank located in West Los Angeles, California for a cash purchase price equal to $17.25 per share if the closing date occurs on or before September 30, 1996, and $17.50 per share if the closing date occurs after September 30, 1996 and by December 31, 1996. The aggregate purchase price for Western Bank is expected to be approximately $68.5 million. As of March 31, 1996, Western Bank had $374.8 million in assets, $334.8 million in deposits, and $38.1 million of shareholders' equity. The Company intends to operate Western Bank, which has branch offices in Westwood, Beverly Hills, Century City, Santa Monica and Encino, California, as a wholly-owned subsidiary of the Company as a separate entity from Monarch Bank.

The Company is actively moving forward with the acquisition plans and, as of May 31, 1996, has filed all of the necessary regulatory applications, and these applications are currently in the review process. The Company intends to fund the proposed acquisition of Western Bank from the proceeds of a private placement offering (approximately $39.0 million), acquisition indebtedness ($26.5 million), and cash from the Company (up to $4.1 million). Following the acquisition of Western Bank, the Company intends to reduce the acquisition indebtedness to $11.0 million with a $15.5 million cash dividend from Western Bank. The acquisition of Western Bank will increase the size of the Company from $73.8 million to $448.6 million based on financial results for the period ended March 31, 1996.

Consummation of the acquisition, which is subject to completion of the regulatory approval process and completion of the funding structure, is expected on or before September 30, 1996 but not later than December 31, 1996. Upon consummation of the acquisition, Mr. Hugh Smith, Jr., Chairman and Chief Executive Officer of Western Bank, will become Chairman and Chief Executive Officer of the Company. Mr. Joseph Digange, President of Western Bank, will become Chairman of Western Bank. Mr. E. Lynn Caswell, President and Chief Executive Officer of the Company and Monarch Bank, will remain as President and Chief Executive Officer of the Bank. In addition, following the consummation of the acquisition, Mr. Matthew P. Wagner will become President and Chief Executive Officer of Western. The Board of Directors of the Company is anticipated to be composed of Messrs. Smith, Digange, Wagner, Caswell, Mr. Rice Brown, a current director of the Company and Monarch Bank, Mr. John Rose, current Chairman of the Board and a director of the Company and Monarch Bank, and two outside directors not currently affiliated with the Company, Monarch Bank, or Western Bank. Upon consummation of the acquisition of Western Bank, the remaining board members of the Company are expected to resign.

The Board of Directors in nominating the existing slate of directors has carefully reviewed the proposed acquisition of Western Bank including the anticipated change in structure of the Company's Board and is in unanimous agreement with the proposed acquisition of Western Bank and the proposed changes once the acquisition has been completed.

Historically, the Company and Monarch Bank have had identical Boards and the slate of Bank candidates for the Bank's July Annual Meeting are the same as the candidates proposed in the proxy for the Company. No change is expected in the composition of the Board of Directors of Monarch Bank as a result of the pending acquisition of Western Bank.

DIRECTORS AND NOMINEES

The following table sets forth as to each of the persons nominated for election as a director of the Company, such person's age, such person's principal occupations during the past five years, and the period during which such person has served as a director of the Company and also Monarch Bank (the "Bank"), its wholly-owned subsidiary.

                                                                            DIRECTOR           DIRECTOR OF
                                        PRINCIPAL OCCUPATION               OF COMPANY             BANK
NAME AND OFFICE HELD         AGE        FOR PAST FIVE YEARS                   SINCE               SINCE
- ------------------------    -----       ---------------------------        -----------         ------------
Rice E. Brown                58         Owner & President of                  1988                1988
                                        Rice Brown Financial Services

E. Lynn Caswell              51         Commercial Banking and                1987                1987
Chairman of the Board,                  Bank Holding Company
President, and Chief                    Management
Executive Officer

Raymond B. Cox               87         President, Cox Marketing              1983                1979
                                        Associates, marketing
                                        consultants for real estate
                                        investments

Alfred H. Jannard            56         Pharmacist/Investments                1993                1993

Cheryl Moore                 48         Owner/Operator of a retail            1993                1993
                                        women's apparel store

Margaret A. Redmond          54         Vice President & Office               1986                1987
                                        Manager of Professional
                                        Orthodontia Practice Firm

John W. Rose(1)              46         President/McAllen Capital
                                        Partners, Inc.                        1995                1995

Henry E. Schielein(2)        61         President and COO                     1995                1995
                                        The Balboa Bay Club

David C. Wooten(3)           58         President of International            1995                1995
                                        Bay Clubs, Inc

- -------------------------------------------------------------------------------------------------------------------


(1) Mr. Rose has been an Executive Vice President in charge of community banks for FNB Corporation, Hermitage, PA since mid 1995. He formerly worked as President of McAllan Capital Partners, an investor in and advisor to community banks.

(2) Mr. Schielein, since the start of 1995 has served as President and COO of the Balboa Bay Club in Newport Beach. From 1993 until 1995 he was President of the Grand Wailea Resort Hotel in Hawaii and previously served as Vice President and General Manager of The Ritz Carlton at Laguna Niguel. Mr. Schielein previously served on the boards of both the Company and Bank from 1988 until June 1993 when he relocated to Hawaii.

(3) Mr. Wooten has been the President of International Bay Clubs, Inc. in Newport Beach since March 1993; previously he was President of Integrated Protein Technology.

COMMITTEES OF THE BOARD OF DIRECTORS

During 1995, the Board of Directors of the Company held 8 meetings. The Bank, during 1995, held 12 regular meetings, and 3 special meetings. All Directors attended at least 70% of the Board meetings of the Company. All Directors attended at least 80% of the Board meetings of the Bank.

The Bank Loan Committee, which is responsible for reviewing and approving loans, held 24 meetings during 1995. Members of the Bank Loan Committee also function as the Bank's Investment Committee.

The Board of Directors' Audit Committee had 4 meetings in 1995, and also reviewed quarterly reports. The members of the Audit Committee are: Rice E. Brown, Raymond B. Cox, Alfred H. Jannard, Cheryl Moore, and Margaret A. Redmond. The duties of the Committee include meetings and discussions with the Company's external auditors, and meeting with outside operational auditors who are engaged to perform internal control audits and review and approve various financial reports.

The Company and Bank do not have separate standing Compensation or Nominating committees and handle matters that might otherwise be delegated to these committees in executive session or on an as needed basis by specific subcommittee meeting.

EXECUTIVE OFFICERS

The following table sets forth as to each of the persons who currently serves as an Executive Officer (1) of the Company and the Bank, such person's age, such person's principal occupation during the past five years, such person's current position with the Bank, and the period during which the person has served in such position:


                                                                     PRINCIPAL
                                   POSITION WITH                   OCCUPATION FOR               YEAR APPOINTED TO
NAME                    AGE        COMPANY AND BANK               PAST FIVE YEARS             COMPANY         BANK
- ----                    ---        ----------------               ---------------             -------         ----
E. Lynn Caswell         51         Chairman, President and       Commercial Banking            1987           1987
                                   and Chief Executive Officer   and Bank Holding
                                                                 Company Management (2)

Louis F. Cumming        57         Executive Vice President      Bank Management (3)                          1995
                                   and Senior Credit Officer

(1) William C. Demmin served as Executive Vice President and Chief Financial Officer of the Company and the Bank from August 1987 to June 1996 when he resigned to accept a position in another financial institution.

(2) Mr. Caswell was formerly the President and Chief Executive Officer of the Bank of San Diego, and Chief Operating Officer of BSD Bancorp, its parent Company, from 1984 to 1987, and he has over 27 years of banking experience.

(3) On April 28, 1995, Mr. Cumming was appointed Executive Vice President and Senior Credit Officer of the Bank. Mr. Cumming was formerly the Executive Vice President and Senior Credit Officer of Cuyamaca Bank from 1992 to April 1995, Senior Vice President of First National Bank from 1989 to 1992, and he has over 30 years of banking experience.

SECURITY OWNERSHIP OF MANAGEMENT

The following table reflects as of April 30, 1996 the beneficial ownership of management of the Company's common stock including stock options which have been vested or stock options that will be vested within 60 days.


                                                           AMOUNT AND NATURE OF         PERCENT OF CLASS
  NAME AND ADDRESS OF BENEFICIAL                           BENEFICIAL OWNERSHIP
Rice E. Brown                                                      12,345                      0.15%
Laguna Niguel, CA 92677

E. Lynn Caswell                                                   145,311                      1.72%
Laguna Niguel, CA 92677

Raymond B. Cox                                                     30,000                      0.35%
Monarch Beach, CA 92629

Louis F. Cumming                                                   38,500                      0.46%
La Jolla, CA  92037

William C. Demmin                                                  29,663                      0.35%
Laguna Niguel, CA 92677

Alfred H. Jannard                                                  27,842                      0.33%
Laguna Niguel, CA 92677

Cheryl Moore                                                       12,708                      0.15%
Laguna Niguel, CA 92677

Margaret A. Redmond                                                28,996                      0.34%
San Clemente, CA 92672

John W. Rose                                                      276,644                      3.27%
Hermitage, PA

Henry E. Schielein                                                  9,000                      0.11%
Newport Beach, CA

David C. Wooten                                                     9,235                      0.11%
Newport Beach, CA
- -------------------------------------------------------------------------------------------------------------
All  10  directors  and  executive officers as a group            620,790                      7.34%

(1)       Mr. Caswell is President and CEO of the Bank and Company

(2)       Mr. Cumming is an executive officer but not a Director

(3)       Mr. Demmin resigned on May 31, 1996 effective June 30, 1996

(4)       Mr. Rose serves as Chairman of the Board

EXECUTIVE COMPENSATION

The Company's executive officers are John W. Rose, Chairman of the Board, E. Lynn Caswell, President and Chief Executive Officer; William C. Demmin, Executive Vice President and Chief Financial Officer. The Company paid no salaries in 1995.

The following table reflects all compensation paid to Mr. E. Lynn Caswell, the Company's and Bank's Chief Executive Officer. No other executive officer(s) received a total annual salary and bonus of $100,000 or more.

                           SUMMARY COMPENSATION TABLE
                           --------------------------

                                     PROFIT       OTHER ANNUALOPTION/
NAME AND POSITION YEAR      SALARY   SHARING     COMPENSATION SAR'S #
- ----------------------    --------  ---------    ------------ -------
E. Lynn Caswell   1995    $128,182  $ 17,500        $11,530      -
                  1994    $128,182  $    --         $21,324      -
                  1993    $124,730  $    --         $21,324   55,620

Mr. E. Lynn Caswell executed an Employment Agreement dated July 23, 1987, and amended effective July 23, 1989, and July 23, 1991 with the Company and the Bank. The Agreement was now effective for a three (3) year period with automatic, subsequent three (3) year renewals, unless notice is given thirty
(30) days prior to the end of any given period. The Agreement was extended for one additional year in 1994 until June, 1995. The Agreement provides for a base salary with annual cost of living adjustments to a maximum of 8%. Mr. Caswell's current base annual salary as of May 16, 1996 is $132,028. In addition, Mr. Caswell receives an automobile allowance, reimbursement for various business expenses, use of the Bank's club memberships, four weeks annual vacation, insurance, including disability and life insurance equal to four (4) times annual salary, and other health and Company benefits. A review or renewal of the Agreement was postponed in 1995 until after the Company and Bank completed their capital activities. In December 1995, the Board appointed a special committee to review Mr. Caswell's Agreement and to recommend a new Agreement. The new agreement has not as yet been finalized due to the pending acquisition of Western Bank.

Neither the Company nor Bank paid director fees in 1995.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                     --------------------------------------
                                INDIVIDUAL GRANTS


      OPTIONS/SARS     OPTIONS/SARS GRANTED TO      EXERCISE OR BASE  EXPIRATION
NAME  GRANTED (#)      EMPLOYEES IN FISCAL YEAR     PRICE ($/5H)      DATE

                                     None in 1995

All stock options previously issued under the Company's Stock Option Plan, which were all at exercise prices significantly above the $1.35 price for the shares sold in 1995, were canceled in November 1995. In January 1996, the Board issued options totaling 553,439 shares to a total of 16 individuals at a grant price of $1.62 per share. On May 15, 1996, the Board issued new options to three key Bank officers totaling 32,038 shares at a grant price of $1.62. These options are fully vested and can be exercised during the next ten years. Refer to proposed changes in the Stock Option Plan detailed in Proposal 2 in this Proxy Statement.

  AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
  -----------------------------------------------------------------------------


                                                                 VALUE OF
                                              NUMBER OF          UNEXERCIZED
                                              UNEXERCISED        IN-THE-MONEY
                                              OPTIONS/SARS AT    OPTIONS/SARS AT
                                              FY-END(#)          FY-END(#)
        SHARES ACQUIRED                       EXERCISABLE/       EXERCISABLE/
NAME    ON EXERCIZE (#)  VALUE REALIZED ($)   UNEXERCISABLE      UNERXERCISABLE
- ----    ---------------  ------------------   ---------------    --------------

                               None in 1995

There were no options exercised during the fiscal year 1995, and all options, which were significantly out-of-the-money, were canceled in November 1995.

On May 16, 1995, the Board of Directors approved the 1995 Directors Deferred Compensation Plan which was approved by shareholders on July 17, 1995. The plan is effective for fees earned on and after July 1, 1995. No compensation has been awarded under the plan.

During 1992, the Company adopted an employee stock and ownership and salary deferral plan (KSOP). In 1992, the KSOP obtained a $250,000 loan from another financial institution, which is guaranteed by the Company, and between 1992 and 1993 acquired approximately 50,000 shares of the Company's common stock. Repayments on the loan are made by employee salary deductions and from possible matching contributions by the Bank. The loan has a term of five years and an interest rate of 8%. The Bank's contributions to the KSOP totaled approximately $20,000 and $46,000 in 1995 and 1994, respectively. Mr. Caswell is a participant of the KSOP; however, the KSOP has not as yet vested any shares for 1995.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE NOMINEES.




PROPOSAL 2:

                  {PENDING QUASI INFORMATION FROM LOREN HANSEN}


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL 2.

                      PROPOSAL 2: PROPOSED QUASI REORGANIZATION

INTRODUCTION

         The Board of Directors of Monarch Bancorp (the "Company") is soliciting the approval of its shareholders to a proposed readjustment of the Company's capital accounts in a "Quasi-Reorganization" to be effective as determined by the Board of Directors in its absolute discretion and by December 31, 1996. Adoption of such a plan is made at the election of the Company and is not required by generally accepted accounting principles. Accounting rules permit quasi-reorganizations when there has been a significant change in an existing business, either through a discontinuance of a substantial portion of a business or a substantial new direction to an existing business. In general, the principal effect of the quasi-reorganization is to eliminate the accumulated deficit. In addition, the recorded values of certain assets will be adjusted to reflect fair market value. Increases in recorded values, however, are limited to recorded decreases in the fair market value of other assets.

         The affirmative approval by the holders of a majority of the Company's outstanding shares of the Company's common stock is required.

REASONS FOR AND BACKGROUND TO THE QUASI-REORGANIZATION

         Largely because of operating losses sustained by the Company and the Bank in fiscal years 1993 and 1994, and despite net earnings of $683,000 in 1995, the Company had deficit retained earnings of approximately $5,454,000 as of December 31, 1995, and the Bank had deficit retained earnings of $1,310,000 as of December 31, 1995.

         Based on a need to increase the capital of Monarch Bank (the "Bank"), the wholly-owned subsidiary of the Company, to meet various regulatory orders that were issued to the Bank in 1994, on March 31, 1995, the Company completed a private placement offering of approximately $6.1 million whereby it issued 4,547,111 new shares of common stock. As a result of the private placement offering, the Bank's Tier-1 capital ratio increased to 7.85%, which exceeded the Bank's commitments to the FDIC and the Superintendent. In addition, the Company completed in the third quarter of 1995 a rights and public offering of 2,886,898 shares of common stock. The Company increased its capital by an additional $3,464,000 in net proceeds and increased its leverage capital ratio as of September 30, 1995 to 15.4%. Since March 31, 1995, the Bank has been in full compliance with the provisions of the Orders relating to capital and capital ratios.

         Management of the Bank also took a specific action to improve the Bank's credit administration including the adoption of revised policies for lending and loan administration , the appointment of Mr. Louis Cumming as Executive Vice


MONARCH\QUASIPRO.2                      - 10 -

President and Senior Credit Officer and other staffing changes designed to improve overall lending skills. The Board complied with the Orders by increasing its participation in the affairs of the Bank. Further, the Bank has aggressively worked to reduce the level of classified assets in order to comply with the Orders. The Bank also amended its policies and procedures, the Board has reviewed the Allowance for Loan Losses (the "Allowance"), and additional provisions were made in 1995 in order to establish an adequate Allowance.

         In the fourth quarter of 1995, the Superintendent conducted an examination of the Banks and determined that the Bank was in compliance with the 1913 Order, and on December 28, 1995 the 1913 Order was terminated. Also in the fourth quarter of 1995, the FDIC conducted a visitation of the Bank, which resulted in the termination of the 8(b) Order on March 11, 1996. The Bank agreed to a Memorandum of Understanding (the "Memorandum") with the FDIC that became effective March 11, 1996. The terms of the Memorandum include various items related to (i) management, (ii) capital, (iii) classified assets, (iv) loan loss reserve, (v) business and strategic planning, (vi) dividends, and
(vii) progress reporting. Management is currently formulating a plan to comply with the Memorandum.

         The Bank's application to become a member of the Federal Reserve System has been approved, and the Bank became a member of the Federal Reserve System on April 24, 1996. As a consequence of this change, the Federal Reserve Bank will become the primary federal regulator of the Bank. As such, the applicability of the Memorandum following the effectiveness of the Bank's membership application is unknown.

         Since December 31, 1994 the Company and the Bank have operated profitably, and the management and the Directors of the Company believe that significant progress has been made in taking the required actions to sustain future profitability. The Bank intends to apply to the Federal Reserve Bank and the California Superintendent of Banks pursuant to Financial Code Section 663 to complete a quasi-reorganization.

         Section 663 of the California Financial Code permits a bank with deficit returned earnings, with the prior approval of a majority of its outstanding shares and the California Superintendent of Banks, to readjust its capital accounts pursuant to a quasi-reorganization, eliminating the deficit in a bank's retained earnings and reducing its contributed capital in like amount.

         The Board of Directors has carefully reviewed the financial position and outlook of the Company and the Bank. Based upon (i) capital raising activities that substantially increased the shareholder's equity of both the Company and the Bank; (ii) a return to profitability that was led by the implementation of an extensive earnings improvement program, (iii) lending staff changes that were made to strengthen credit


MONARCH\QUASIPRO.2                      - 11 -
administration, (iv) recognition of deferred tax benefits, (v) a stabilization of the local economy and, (vi) a reasonable expectation for future profitability, the Board has elected to solicit shareholder approval to complete a quasi-reorganization.

         The proposed quasi-reorganization will effectively reorganize the Company's capital accounts and reduce the deficit retained earnings to zero. The Company's ability to pay dividends is governed by the laws of the State of California and the Company is currently ineligible to pay dividends because of its deficit retained earnings. By policy, the Company does not anticipate payment of dividends on common stock and plans to use future retained earnings for continued growth. Completion of the proposed quasi-reorganization may enable the Company to pay dividends should the Company generate net income in the future or should the Company elect to change its dividend policy in the future.

         Under accounting guidelines, a quasi-reorganization must meet all of the following conditions: (1) there are no retained earnings, (2) upon consummation, there is no deficit in retained earnings carried forward, (3) the quasi-reorganization accomplishes what might otherwise be accomplished in a reorganization by legal proceedings in term of the write-down of assets to meet realizable values, (4) for a period of at least three years from the quasi-reorganization date, the amount of accumulated deficit eliminated should be disclosed on the face of the balance sheet, (5) the plan of quasi-reorganization has been approved by stockholders, and (6) consents have been obtained in advance in accordance with applicable law and corporate charter provisions.

         In the absence of a quasi reorganization, the Company would recognize the potential tax benefits of its existing NOL carryforwards and deductible temporary difference as a reduction of income tax expense in future periods when it became known that it was more likely than not that the potential deferred tax asset would be realized. The tax benefits of deductible temporary differences and NOL carryforwards existing as of the date of a quasi reorganization are reported as a direct addition to contributed capital if the tax benefits are recognized in subsequent years.

         The Company intends to implement an accounting adjustment to eliminate its accumulated deficit by December 31,1996 and, in connection therewith, will implement accounting entries for the adjustment of certain of its assets to their estimated fair market values. The net amount, if any, of such valuation adjustments together with the amount of the accumulated deficit as of the date thereof, will be transferred to paid-in capital in accordance with the accounting principles applicable to quasi-reorganizations. The estimated fair market values of the assets will be based upon appraisals performed by independent appraisers or based upon estimates and assumptions of management. The rules of the Securities and Exchange Commission on quasi-reorganizations limit the increases in the recorded values of specific assets to no more than the decreases in the fair value recorded for other assets. Although the adjustment is intended to be effective as determined by the Board of Directors and by December 31, 1996, management is accumulating the information to determine the fair market values as of various dates.

         Using the unaudited financial statements as of March 31, 1996, the following table shows for information purposes the effect of the proposed quasi-reorganization as if it had occurred on that date:


                                   MONARCH BANCORP

                                  MARCH 31, 1996           PROFORMA
Serial Preferred Stock,
no par value authorized
5,000,000 shares, no shares
issued and outstanding                       -0-                    -0-

Common stock, no par value
authorized 100,000,000 shares,
8,228,436 shares issued and
outstanding(1)                       $16,500,000           $11,126,000

Accumulated Deficit                    5,374,000                    -0-(2)(3)

Unrealized appreciation on
investment securities available
for sale                                      77                    77

Deferred Charge related to KSOP             (121)                 (121)

Total Shareholders Equity            $11,082,000           $11,082,000

- --------------------
(1) Does not include shares reserved for issuance upon exercise of outstanding stock options of the company.

(2) Generally accepted accounting principles state that after a readjustment of accounts to eliminate an accumulated deficit in retained earnings, anew retained earnings account should be established, dated to show that it commences from the effective date of the readjustment. This dating is to be disclosed until such time as the effective date no longer possesses any special significance.

(3) Following shareholder approval of the quasi reorganization, the Company will eliminate its deficit retained earnings by charging the amount thereof against its common stock account. This accounting adjustment does not take into account any adjustments that may be necessary as described in this Proposal 2.

         It is anticipated that the actual quasi-reorganization will be completed as determined by the Board of Directors and by December 31, 1996, and it would be reflected in the final audited financial statement of the Company as of December 31, 1996.

ACQUISITION OF WESTERN BANK

         As described in Proposal 1 regarding the Election of Directors, on March 21, 1996, the Company entered into an Agreement and Plan of Reorganization (the "Agreement") to acquire all of the issued and outstanding shares of Western Bank. The Agreement is subject to the receipt of all necessary regulatory approvals and the Company raising sufficient capital in the private placement offering which is scheduled to be completed in the third quarter of 1996.

         The Company intends to fund the proposed acquisition of Western from the proceeds of the private placement offering (minimum of $39.0 million), acquisition indebtedness ($26.5 million), and cash from the Company (up to $4.1 million). Following the acquisition of Western, the Company intends to reduce the acquisition indebtedness to $11.0 million with a $15.5 million cash dividend from Western. The acquisition of Western will increase the size of the Company from $73.8 million to $448.6 million based on financial results for the period ended March 31, 1996.

         While the Company expects to complete the acquisition of Western, no assurances can be given that the acquisition, if completed as planned, will produce increased profitability, shareholder or franchise value.

DIVIDENDS

         The Company has not paid a cash dividend on its Common Stock, and the Company is currently prohibited from paying cash dividends unless it can effect a quasi-reorganization, which would eliminate the current retained earnings
deficit.   Declarations or payments of dividends by the Board of Directors in the future will depend on a number of factors, including capital requirements, regulatory limitations, the Company's financial condition and results of operations, compliance with legal requirements, tax considerations and general economic conditions. No assurances can be given that any dividends will be declared or, if declared what the amount of dividends will be or whether such dividends, once declared, will continue. Management currently intends to retain all future earnings, if any, to increase the capital of the Company in order to affect planned expansion and increases in the assets of the Bank and Western. The ability of the Company to pay a cash dividend depends largely on the Bank's ability to pay a cash dividend, and if the proposed acquisition of Western is completed, on Western's ability to pay a cash dividend.

         The Bank is currently prohibited from paying any dividends on its securities, unless the Bank can effect a proposed quasi-reorganization. Declarations or payments of dividends by the Board of Directors of the Bank and Western in the future will depend upon a number of factors, including capital requirements, regulatory limitations, the Bank's and Western's financial condition and results of operations, compliance with legal requirements, tax considerations and general economic conditions. The Company expects the Bank and Western to assist the Company in the repayment of the acquisition indebtedness through the payment of dividends.

         Holders of Company Common Stock are entitled to receive dividends declared by the Company's Board of Directors out of funds legally available therefore under the laws of the State of California. Under California law, the Company would be prohibited from paying dividends unless: (1) its retained earnings immediately prior to the dividend payment equals or exceeds the amount of the dividend; or (2) immediately after giving effect to the dividend (i) the sum of the Company's assets would be at least equal to 125% of its liabilities and (ii) the current assets of the Company would be at least equal to its current liabilities, or if the average of its earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of its interest expense for the two preceding fiscal years, at least 125% of its current liabilities. The Company is currently ineligible to declare a dividend to the Company's shareholders.

         In summation, there has been substantial changes in the management, in the capital positions of the Company and the Bank, and renewed expectations for positive growth in retained earnings. The quasi-reorganization will continue the restructuring process of the Company and give it the flexibility to maximize future financial options including the possible payment of dividends. The quasi-reorganization is strongly are recommended by the management and the Board of Directors as an important step in restructuring the Company.

         The Quasi-Reorganization does not have any effect on the Company's organization, operations, net assets or financial condition other than a reclassification of certain line items on the Company's financial statements. The Quasi-Reorganization changes the Company's balance sheet to eliminate the accumulated deficit and establishes a new retained earnings account against which the Company's future operations can be measured. The Company's balance sheet will, however, prominently disclose for ten years following the Quasi-Reorganization the point in time from which the new retained earnings dates and for three years following the Quasi-Reorganization the total amount of the accumulated deficit eliminated pursuant to the Quasi-Reorganization. The Company believes that the Quasi-Reorganization does not, as of the date thereof, alter the amount available for distribution to the holders of its equity securities. The Company believes that the financial statements after the implementation of the Quasi-Reorganization will more accurately reflect the Company's operations in its new businesses and will assist investors and lenders in evaluating the Company's current and future businesses.

         IN VIEW OF THE FOREGOING, THE BOARD OF DIRECTORS AND MANAGEMENT OF THE COMPANY STRONGLY URGE YOU TO APPROVE THE PROPOSED QUASI-REORGANIZATION.

PROPOSAL 3:  APPROVAL OF AMENDMENTS TO MONARCH BANCORP 1993 STOCK OPTION PLAN

INTRODUCTION

          Shareholders of Monarch Bancorp are being asked to approve proposed amendments to the Monarch Bancorp 1993 Stock Option Plan (the "1993 Plan"), which was originally adopted by the Board of Directors of Monarch Bancorp (the "Company") on March 16, 1993 and approved at the 1993 Annual Meeting of Shareholders. On May 23, 1995, the Board of Directors amended the 1993 Plan to increase the number of shares of Common Stock reserved for issuance under the 1993 Plan to approximately 10% of the issued and outstanding shares of Common Stock of the Company upon the conclusion of the recapitalization plans in 1995, which resulted in the number of shares subject to the 1993 Plan being increased to 824,394 shares, and such amendment was approved by the shareholders at the 1995 Annual Meeting of Shareholders.

          The Board of Directors on May 15, 1996 approved additional amendments to the 1993 Plan, subject to the approval of the California Commissioner of Corporations and the holders of the majority of the issued and outstanding shares of the Company. These amendments: (i) increase the number of shares reserved for issuance under the 1993 Plan to 10% of the issued and outstanding shares of Common Stock following the completion of a private placement offering of a minimum of 24,242,425 shares and a maximum of 27,272,728 shares (the "1996 Private Placement"); (ii) allow an optionee upon exercise of an option to surrender a portion of the option being exercised to apply the appreciated value of the shares being surrendered to payment of the exercise price; and (iii) remove certain termination provisions for options granted to a consultants, business associates or other persons or entities with important business relationships with the Company ("Advisors").

BACKGROUND

          When originally adopted in 1993, a total of 520,069 shares of Common Stock were reserved for issuance under the 1993 Plan and represented approximately 15.29% of the issued and outstanding shares of Common Stock. At that time, the Company also had 500,082 shares reserved for issuance under the 1983 Stock Option Plan (the "1983 Plan"), and, when added to the number of shares reserved under the 1993 Plan, the total number of shares reserved under the Company's option plans represented 30% of the then issued and outstanding shares of the Company.

          On March 31, 1995, the Company completed a private placement offering of 4,547,111 shares of its Common Stock at a price of $1.35 per share (the "1995 Private Placement") to several accredited investors as defined in SEC Regulation
D. The Company raised approximately $5,669,000 in net proceeds in the 1995 Private Placement. In addition, the Company completed in the third quarter of 1995 a rights and public offering (the "1995 Public Offering") of 2,886,898 shares of Common Stock and raised net proceeds of approximately $3,464,000. The 1995 Private Placement and the 1995 Public Offering are known hereinafter as the 1995

Offerings. As of September 30, 1995, the Company had 8,228,436 shares of Common Stock that were issued and outstanding, which are the same number of shares of Common Stock that are issued and outstanding as of the date of this Proxy Statement. As of the date of this Proxy Statement, the Company also had granted 585,462 shares under the 1993 Plan.

          The acquisition of Western as described in Proposal 1 will also result in the increase in the number of issued and outstanding shares of common stock of the Company. The Agreement is subject to the receipt of all necessary regulatory approvals and the Company raising sufficient capital in the 1996 Private Placement which is scheduled to be completed in the third quarter of 1996. A minimum of 24,242,425 shares and a maximum of 27,272,728 shares of Common Stock of the Company may be issued pursuant to the 1996 Private Placement. If all such shares are issued, the Company will have a total of 35,501,164 shares issued and outstanding. In addition, the Company will issue a warrant to purchase 818,182 shares of Common Stock to Belle Plaine Financial, LLC ("BPF"), the Company's financial advisor, upon the completion of the 1996 Private Placement and the acquisition of Western. The BPF warrant is intended to be for a term of 5 years at an exercise price of $1.98 per share, and the BPF warrant may be converted to options under the 1993 Plan under the same terms and conditions as the BPF warrant.

          Pursuant to the rules and regulations of the California Commissioner of Corporations, the Company is entitled to have up to 30% of its issued and outstanding shares contained in its stock option plan. Assuming the 1996 Private Placement is completely sold, the Company would be allowed to have 10,650,349 shares under its stock option plans. However, the Board of Directors of the Company desires to limit the number of shares of Common Stock subject to the 1993 Plan to 10% of the issued and outstanding shares following the completion of the 1996 Private Placement and the consummation of the acquisition of Western. If the maximum number of shares offered in the 1996 Private Placement are sold, the Company would have 35,501,164 shares issued and outstanding, and the number of shares reserved for issuance under the 1993 Plan would increase to 3,550,164 shares.

SUMMARY OF 1993 PLAN

          The purpose of the 1993 Plan is to strengthen the Company and the Bank by providing an additional means of attracting and retaining competent managerial personnel and obtaining the services of Advisors. The 1993 Plan provides to participants added incentive for high levels of performance and for unusual efforts to increase the earnings of the Company and the Bank. The Board of Directors believes that the 1993 Plan has assisted and will continue to assist in accomplishing these objectives and facilitate in achieving these results by providing a means whereby directors, officers, key employees, and Advisors ("Eligible Participants"), may purchase shares of the Common Stock of the Company pursuant to options granted in accordance with the 1993 Plan. 824,394 shares of Common Stock of the Company are reserved for issuance to Eligible Participants, and as of the date of this Proxy Statement, options have been granted under the 1993 Plan on an aggregate of

585,462 shares of Common Stock. Options granted pursuant to the 1993 Plan may be non-qualified options or incentive stock options within the meaning of
Section 422A of the Internal Revenue Code.

          The 1993 Plan is administered by the Board of Directors of the Company or by a committee appointed from time to time by the Board. The Board of Directors or the committee determines the Eligible Participants in the 1993 Plan and the extent of their participation.

          The purchase price of stock subject to each option may not be less than one hundred percent (100%) of the fair market value of such stock at the time such option is granted. An Eligible Participant owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Company may only be granted an option with an exercise price at least 110% of the fair value of Company stock at the date of grant. The purchase price of any shares exercised shall be paid in full in cash or, with the prior written approval of the committee, in shares of the Company or on a deferred basis evidenced by a promissory note. Options may be granted pursuant to the 1993 Plan for a term of up to ten (10) years. Each option shall be exercisable according to the rate determination of the Board or committee, except that options shall be exercisable at a minimum rate of 20% per year over a five year period.

          Options granted under the 1993 Plan are not transferable by the optionee during the optionee's lifetime. Under the current terms of the 1993 Plan, in the event of termination of employment as a result of the optionee's disability or in the event of an employee's death during the exercise period, the option shall, to the extent exercisable, remain exercisable for up to one
(1) year (but not beyond the end of the original option term) by the disabled optionee or, in the event of death, by the person or persons to whom rights under the option shall have passed by will or the laws of descent and distribution.

          Under the current terms of the 1993 Plan, if an optionee's employment is terminated, unless termination was by reason of disability or death, the optionee shall have the right, during the three months after termination, to exercise that portion of the option which was exercisable immediately prior to such termination. If an optionee's employment is terminated for cause, except for consultants and business advisors that were granted options, the optionee shall have the right for 30 days after termination to exercise that portion of the option which was exercisable immediately prior to such termination. In no event may the option be exercised after the end of the original option term.

          In the event of certain changes in the outstanding Common Stock of the Company without receipt of consideration by the Company, such as stock dividends, stock splits, recapitalization, reclassification, reorganization, merger, stock consolidation, or otherwise, appropriate and proportionate adjustments shall be made in the number, kind and exercise price of shares covered by any unexercised or partially unexercised options which were already granted. Optionees will receive prior notice of any pending dissolution or liquidation of the Company, or reorganization, merger dissolution or liquidation of the Company, or reorganization, merger or dissolution or liquidation of the Company, or reorganization, merger or consolidation where the Company is not the surviving corporation or sale of substantially all the assets of the Company or other form of corporate reorganization in which the Company is not a surviving entity, or the acquisition of stock representing more than 50% of the voting power of the stock of the Company then outstanding ("Terminating Event"). Optionees have thirty (30) days from the date of mailing of such notices to exercise any option in full. After such thirty (30) days, any option not exercised shall terminate and upon the occurrence of the Terminating Event, the 1993 Plan shall terminate, unless some other provision is made in connection with the Terminating Event.

          The Board reserves the right to suspend, amend, or terminate the 1993 Plan, and, with the consent of the optionee, make such modifications, of the terms and conditions of his or her option as it deems advisable, except that the Board may not, without further approval of a majority of the shares, increase the maximum number of shares covered by the 1993 Plan, change the minimum option price, increase the maximum term of options under the 1993 Plan or permit options to be granted to any one other than an officer, employee or director, or consultant, advisor or other person having a business relationship with the Company or the Bank.

          Unless previously terminated by the Board of Directors, the 1993 Plan terminates ten years from the date the 1993 Plan was adopted by the Board of Directors of the Company, or March 16, 2003.

          Shares of the Company's Common Stock to be issued upon exercise of stock options need not be registered with the SEC. However, the Company has applied for a permit from the California Commissioner of Corporations and the Company intends to register the Common Stock reserved for issuance under the Plan with the SEC prior to issuing any of its Common Stock upon exercise thereof.

FEDERAL INCOME TAX CONSEQUENCES

          To the extent that options granted under the 1993 Plan qualify as incentive stock options and (i) the optionee does not sell the stock acquired upon exercise of the options within two (2) years of the date of grant and one
(1) year from the date of exercise and (ii) the optionee was employed by the Company or a subsidiary for the entire period beginning on the date of grant of option and ending three (3) months prior to the exercise of the option, then the optionee will not recognize compensation income to the extent of any "bargain element" determined as of the time of grant or exercise, and the Company will not be entitled to a corresponding tax deduction. However, the bargain element is a time of tax preference for the purpose of determining the employee's alternative minimum tax.

          If the optionee disposes of the stock acquired through the exercise of the incentive stock option prior to satisfaction of the holding period or fails to satisfy the employment requirement, the optionee will recognize compensation income and the Company will be entitled to a corresponding tax deduction to the extent of the lesser of (i) the excess of the fair market value of the stock at the date of exercise over the exercise price or (ii) the amount realized in excess of the tax basis of the stock if disposed in a taxable transaction.

          If the options granted under the 1993 Plan are non-qualified, the optionee will not recognize taxable income, and the Company will not be entitled to a corresponding tax deduction, at the time of grant or exchange. Upon the exercise of a non-qualified stock option, however, the optionee will recognize taxable income equal to the "bargain element" or the "spread", the difference between the fair market value determined as of the time of exercise of the Company's Common Stock acquired by the optionee and the option price paid for the stock. The Company will be entitled to a corresponding tax deduction equal to the income recognized by the optionee provided that the income tax withholding attributable to the optionee's recognized income is collected from the optionee.

SUMMARY OF AMENDMENTS TO 1993 PLAN SUBMITTED FOR APPROVAL TO SHAREHOLDERS

          Due to the increase in the number of outstanding shares of Common Stock after completion of the Western acquisition and the 1996 Private Placement, the Board of Directors has determined that additional shares should be reserved for issuance of options under the 1993 Plan to continue to attract and retain directors, officers, key employees, and Advisors. The Board of Directors has approved an increase in the number of shares of Common Stock reserved for issuance under the 1993 Plan from 824,394 shares to 10% of the total issued and outstanding shares aver completion of the Western acquisition and the 1996 Private Placement.

          The Board of Directors also determined that it is appropriate to amend the 1993 Plan in certain other respects to better fulfill the objectives of the 1993 Plan. First, in addition to the current methods of exercising stock options granted under the 1993 Plan, the amendments provide that an optionee may exercise an option by surrendering a portion of the option being exercised and apply the appreciated value of the shares subject to the surrendered portion of the option to payment of the exercise price. The appreciated value is the excess of the fair market value of the surrendered shares at the time of exercise over the exercise price of the shares. The Board of Directors believes that this additional method of exercise will encourage optionees to retain the shares of Common Stock upon exercise of the option which would continue to provide the optionee with an interest in the success of the Company.

          The other changes in the amendment to the 1993 Plan relate to options granted to Advisors who are not employed by the Company as employees but provide significant services or other benefits to the Company. The Board of Directors determined that certain provisions of the 1993 Plan should not be applicable to Advisors since they are not employees of the Company. Under the amendments, options granted to Advisors will not terminate upon the termination of the Advisor's business relationship with the Company or upon the death or disability of the Advisor. In each case, the option will continue for the stated term of the option.

          If the changes effected by the proposed amendments are approved by the shareholders of the Company and the California Department of Corporations, the Company may modify the outstanding options under the 1993 Plan consistent with the proposed amendments.

          The description of the 1993 Plan and the proposed amendments contained in this Proxy Statement is intended to summarize the material provisions of the 1993 Plan and proposed amendments, and does not purport to be a complete description of all provisions. A copy of the 1993 Plan as proposed to be amended is available for inspection at the Company.

APPROVALS REQUIRED

          Approval of the proposed amendments to the 1993 Plan requires the affirmative vote of a majority of the issued and outstanding shares of the Company, and the amendment is subject to the approval of the California Department of Corporations. The Board of Directors reserves the right to modify the proposed amendments to comply with any requirements of the California Department of Corporations.

           The Board of Directors recommends a vote "FOR" Proposal 3.

PROPOSAL 3:  APPROVAL OF AMENDMENTS TO MONARCH BANCORP 1993 STOCK OPTION PLAN


                       {PENDING INFORMATION FROM LOREN HANSEN}
INTRODUCTION




THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3




INDEPENDENT ACCOUNTANTS

Audit services performed by Dayton & Associates for the year ended December 31, 1995, consisted of examination of the financial statements of the Bank, and consultation matters related to account and financial reporting. Before each professional service provided by Dayton & Associates was rendered, said services were approved by, and the possible effect on the independence of the accountant was considered by the Board of Directors Audit Committee.

It is expected that a representative of Dayton & Associates will be present at the Meeting to respond to all appropriate questions.

ADDITIONAL MATTERS

SHAREHOLDER PROPOSALS

Any shareholder desiring to submit a proposal for action at the 1997 Annual Meeting of Shareholders, which is desired to be presented in the Company's Proxy Statement with respect to such meeting, should submit such proposal to the Company at its principal place of business no later than 9:00 a.m., March 1, 1997. Matters pertaining to such proposal, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects, are regulated by the Securities Exchange Act of 1934, rules and regulations, to which interested persons should refer.

ANNUAL REPORT ON FORM 10-KSB

The Annual Report to Shareholders of the Company for the year ended December 31, 1995 is being mailed concurrently with this proxy statement to all shareholders of record as of May 31,

1996. The Annual Report is not to be regarded as proxy soliciting material nor as a communication by means of which any solicitation is to be made. A complete copy of the Company's Form 10-KSB which was filed with the Securities and Exchange Commission can be obtained by contacting the Corporate Secretary of Monarch Bancorp at 30000 Town Center Drive, Laguna Niguel, CA 92677 or by calling the Company at (714) 495 3300.

REGULATORY ORDERS

Details of certain agreements with the Bank's primary regulators and the termination of said Orders in December 1995 and March 1996 by the State Banking Department and FDIC, respectively contained in the Company's Annual Report and are hereby incorporated by reference.

OTHER MATTERS

Management is not aware of any matters to be presented at the Meeting other than those set forth above. However, if other matters come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote said Proxy in accordance with the recommendations of Management on such matters, and discretionary authority to do so is included in the Proxy.

THE ENCLOSED PROXY SHOULD BE COMPLETED, DATED, SIGNED AND RETURNED IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOUR PROMPT MAILING OF THE SIGNED PROXY WILL BE APPRECIATED.


                                       MONARCH BANCORP



                                       E. Lynn Caswell
                                       Chairman of the Board,
                                       President, and Chief Executive Officer

Dated: __________________________

                                        PROXY
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

MONARCH BANCORP
30000 TOWN CENTER DRIVE
LAGUNA NIGUEL, CALIFORNIA 92677

The undersigned Shareholders of Monarch Bancorp hereby appoint Rice E. Brown, Raymond B. Cox, and Margaret A. Redmond, or any one of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Monarch Bancorp held of record by the undersigned on May 31, 1996 at the Annual Meeting of Shareholders to be held at South Coast Medical Center, 31872 Pacific Coast Highway, Laguna Beach, California on Monday, July 16, 1996, at 7:00 p.m. or any adjournment thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

1.  ELECTION OF DIRECTORS    / / FOR all nominees listed below (except as
                                  indicated to the contrary below).
                             / / WITHHOLD AUTHORITY to vote for all nominees
                                  listed below.

Rice E. Brown, E. Lynn Caswell, Raymond B. Cox, Alfred H. Jannard, Cheryl Moore, Margaret A. Redmond, and John W. Rose, Henry E. Schielein, and David C. Wooten.
(Instruction: To withhold authority to vote for any individual nominee, write the nominee's name in the space below.)


2. APPROVAL OF A "QUASI-REORGANIZATION" OF THE COMPANY. To consider and vote upon a proposal for a corporate readjustment that eliminates the accumulated deficit from past unprofitable operations using accounting standards that allow for a "quasi-reorganization", as described in this Proxy Statement.

                   / /  FOR  / /  AGAINST   / /  ABSTAIN

3. APPROVAL OF AMENDMENT TO MONARCH BANCORP 1993 STOCK OPTION PLAN. To approve proposed amendments to the Company's 1993 Stock Option Plan that would
(i) increase the number of shares subject to the Plan to 10% of the issued and outstanding shares of the Company following the Company's acquisition of Western Bank and the issuance of additional shares, (ii) allow the exercise of options by surrendering a portion of the option being exercised and applying the appreciated value of the shares being surrendered to payment of the exercised price, and (iii) remove certain termination provisions relating to options granted to consultants, business associates and others with important business relationships with the Company, in each case as described in this Proxy Statement and subject to any necessary changes required by any regulatory agency.

                   / /  FOR  / /  AGAINST   / /  ABSTAIN

4. OTHER BUSINESS. Transacting such other business as may properly come before the Meeting, and any adjournment or adjournments thereof.

The Board of Directors recommends a vote "FOR" all of the proposals as presented. The Proxy confers authority and shall be voted in accordance with the recommendation of the Board of Directors unless a contrary instruction is indicated, in which case the Proxy shall be voted in accordance with such instructions. In all other matters, if any, presented at the meeting, this Proxy shall be voted in accordance with the recommendations of the Board of Directors.

_______________________________________________
Dated

_______________________________________________
Signature

_______________________________________________

Signature

(Please date this Proxy and sign your name as it appears on you stock certificates. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign.)

I DO / /   I DO NOT / /  expect to attend the meeting.  PLEASE MARK, SIGN, DATE
                                                         AND RETURN THE PROXY.